Exhibit 2.1

ASSET PURCHASE AGREEMENT

among:

Tekhealth Services, Inc.

a California corporation;

Professional Accounts Management, Inc.

a California corporation;

Practice Development Strategies, Inc.

a California corporation;

Rob Ramoji,

an individual;

CastleRock Solutions, Inc.,

a California corporation;

and

Medical Transcription Billing, Corp.,

a Delaware corporation

____________________________

Dated as of August 23, 2013

____________________________

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	3.3	Financial Statements	25
	3.4	MTBC Stock	25

4.	Pre-Closing Covenants of the Shareholders and the Seller.		25
	4.1	Access And Cooperation	25
	4.2	Operation Of Business	26
	4.3	Filings and Consents	27
	4.4	Notification; Updates to Disclosure Schedule	28
	4.5	No Negotiation	28
	4.6	Best Efforts	28
	4.7	Confidentiality	28

5.	Pre-Closing Covenants of the Purchaser.		29
	5.1	Best Efforts	29
	5.2	Employment Offers	29

6.	Conditions Precedent to the Purchaser’s Obligation to Close.		29
	6.1	Accuracy Of Representations	29
	6.2	Performance Of Obligations	29
	6.3	Consents	29
	6.4	No Material Adverse Change	29
	6.5	No Proceedings	29
	6.6	No Prohibition	30
	6.7	Secretary’s Certificate	30
	6.8	IPO and Target Company Transactions Closing	30

7.	Conditions Precedent to the Seller’s Obligation to Close.		30
	7.1	Accuracy Of Representations	30
	7.2	Purchaser’s Performance	30
	7.3	IPO Closing	30

8.	Termination.		30
	8.1	Termination Events	30
	8.2	Termination Procedures	31
	8.3	Effect Of Termination	31
	8.4	Nonexclusivity Of Termination Rights	31

9.	Indemnification, Etc.		32
	9.1	Survival Of Representations And Covenants	32
	9.2	Indemnification By The Shareholders And The Seller	32
	9.3	Indemnification By The Purchaser	33
	9.4	Matters Involving Third Parties	34
	9.5	Setoff	35
	9.6	Escrow	36
	9.7	Nonexclusivity Of Indemnification Remedies	36

10.	Certain Post-Closing Covenants.		36
	10.1	Further Actions	36

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	10.2	Confidentiality; Publicity	37
	10.3	Non-Compete	37
	10.4	Change Of Name	38

11.	Miscellaneous Provisions.		38
	11.1	Joint And Several Liability	38
	11.2	Further Assurances	38
	11.3	Fees and Expenses	39
	11.4	Notices	39
	11.5	Headings	39
	11.6	Counterparts	40
	11.7	Completion of Exhibits, Schedules and Due Diligence.	40
	11.8	Governing Law; Venue	40
	11.9	Successors And Assigns; Parties In Interest	41
	11.10	Remedies Cumulative; Specific Performance	41
	11.11	Waiver	41
	11.12	Amendments	42
	11.13	Severability	42
	11.14	Entire Agreement	42
	11.15	Knowledge	42
	11.16	Construction	42

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of August 23, 2013, by and among: Tekhealth Services, Inc., a California corporation, Professional Accounts Management, Inc., a California corporation, and Practice Development Strategies, Inc., (collectively, the “Seller”); Rob Ramoji, an individual, CastleRock Solutions, Inc., a California corporation, (the “Shareholders”); and Medical Transcription Billing, Corp., a Delaware corporation (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the Purchaser desires to purchase the assets of several companies (the “Target Companies”) primarily engaged in the business of providing Medical Billing Services;

WHEREAS, the closing of the acquisition of the assets of the Target Companies, including the closing of the transactions contemplated by this Agreement (collectively, the “Target Company Transactions”) will occur substantially contemporaneously with the consummation of an initial underwritten public offering (“IPO”) of the common stock of the Purchaser (“MTBC Stock”);

WHEREAS, the IPO and the Target Company Transactions will be described in a Registration Statement on Form S-1 of the Purchaser (the “Registration Statement”) that will be filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (“1933 Act”);

WHEREAS, the Shareholders are the majority shareholders of the Seller; and

WHEREAS, the Shareholders and the Seller wish to provide for the sale of substantially all of the assets of the Seller to the Purchaser on the terms set forth in this Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	Sale of Assets; Related Transactions.

1.1           Sale of Assets. The Shareholders and the Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined below), good and valid title to the Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Assets” shall mean and include: (a) all of the properties, rights, interests and other tangible and intangible assets of the Seller (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any assets acquired by the Seller during the Pre-Closing Period; and (b) any other assets that are owned by any of the Shareholders or any other Related Party and that are needed for the conduct of, or are useful in connection with, the business of the Seller; provided, however, that the Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Assets shall include:

(1)         all Medical Billing Agreements (including all rights to payments thereunder other than the invoiced accounts receivables of Seller), and all other Seller Contracts that are Assumed Contracts;

(2)         all equipment, computers, telephones and other tangible personal property, supplies, furniture, fixtures, improvements and other tangible assets of the Seller;

(3)         all advertising and promotional materials possessed by the Seller;

(4)         all Intellectual Property and Intellectual Property Rights and related goodwill of the Seller;

(5)         all Governmental Authorizations held by the Seller;

(6)         all claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable); and

(7)         all books, records, files and data of the Seller.

1.2           Purchase Price.

(a)          The aggregate purchase price for the Assets shall consist of (i) cash in an amount equal to seventy-five percent (75%) of Seller’s Revenue (the “Cash Purchase Price”), less any Assumed Liabilities and subject to adjustment as provided below; and (ii) that number of shares of MTBC Stock, rounded to the nearest whole number (the “Share Consideration”), equal to the Cash Purchase Price, divided by the Target IPO Price; and (iii) the assumption by the Purchaser of the Assumed Liabilities, to the extent set forth in Section 1.2(c). In the event the IPO Price is greater or less than the Target IPO Price, the Cash Purchase Price shall be increased or decreased, as applicable, to equal the product of (i) the number of shares included in the Share Consideration, multiplied by (ii) the IPO Price; provided, however, that in no event shall the Cash Purchase Price be increased or decreased, as applicable, by more than 10%; however the number of shares shall remain unchanged.

(b)          At the Closing, the Purchaser shall:

(i)          pay to Seller 85% of the Cash Purchase Price;

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(ii)         deliver to the Escrow Agent, for deposit into an escrow account (the “Escrow Account”) to be established as of the Closing Date (as defined below) pursuant to an Escrow Agreement among the Purchaser, the Seller and the Escrow Agent, in substantially the form of Exhibit B (the “Escrow Agreement”), (a) 15% of the Cash Purchase Price (the “Escrowed Cash”), to be held in the Escrow Account for 120 days to satisfy any unpaid Liabilities of the Seller relating to the Assets or any other claim for indemnification under Section 9, and (b) one or more certificates representing 100% of the Share Consideration (the “Escrowed Shares”), to be held in the Escrow Account to satisfy any unpaid Liabilities of the Seller relating to the Assets or any other claims for indemnification under Section 9, such Escrowed Shares to be eligible for release to Seller as follows: (i) 15% of the Escrowed Shares six months following the Closing Date; and (ii) the remaining 85% of the Escrowed Shares following (a) the final determination of Achieved Revenue under Section 1.3 , and, if applicable, (b) the release to Purchaser of any shares of MTBC Stock to which it is entitled to under Section 1.3(c).

(iii)        Assume the Assumed Liabilities, if any, by delivering to Seller an Assumption Agreement substantially in the form of Exhibit C (the “Assumption Agreement”);

(iv)         The Cash Purchase Price and Share Consideration shall be divided among the Sellers in an amount proportionate to their respective contribution to Seller’s Revenue or as otherwise mutually agreed upon by the parties.

(c)          For purposes of this Agreement “Assumed Liabilities” shall mean only the obligations of the Seller under the Assumed Contracts, but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any Breach by the Seller of any provision of any of such Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Contracts, and (D) are ascertainable solely by reference to the express terms of such Contracts; provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the “Assumed Liabilities” shall not include, and the Purchaser shall not be required to assume or to perform or discharge:

(1)         any Liability of any Shareholder or any other Person, except for the Seller;

(2)         any Liability of the Seller arising out of or relating to the execution, delivery or performance of any of the Transactional Agreements;

(3)         any Liability of the Seller arising from or relating to any action taken by the Seller, or any failure on the part of the Seller to take any action, at any time after the Closing Date;

(4)         any Liability of the Seller arising from or relating to (x) any services performed by the Seller for any customer prior to closing, or (y) any claim or Proceeding against the Seller;

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(5)         any Liability of the Seller for the payment of any Tax;

(6)         any Liability of the Seller to any employee under or with respect to any Seller Employee Plan;

(7)         any Liability of the Seller to any Shareholder or any other Related Party;

(8)         any Liability under any Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Contract; or

(9)         any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller or any Shareholder in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller or any Shareholder contained in any of the Transactional Agreements.

1.3           Revenue Adjustment to Share Consideration.

(a)          Within 45 days after the last day of the Revenue Measurement Period, the Purchaser will prepare or cause to be prepared, and delivered to the Seller a statement of the revenues generated by the Purchaser from the customers of Seller who are a party to a Medical Billing Agreement during the Revenue Measurement Period (the “Achieved Revenue”), including a written statement setting forth in reasonable detail its determination of such amount (the “Revenue Adjustment Statement”). For the avoidance of doubt, the Achieved Revenue shall include revenue generated from the customers of Seller under the Medical Billing Agreements as they may be amended or modified following the Closing Date, as well as revenue generated from the customers of Seller under any other agreements entered into by the Purchaser with such customers following the Closing Date under which the Purchaser provides Medical Billing Services to such customers. The Purchaser will make available to the Seller, as reasonably requested by the Seller, the books and records of Purchaser reasonably necessary for the Seller’s verification of the Revenue Adjustment Statement.

(b)          The Revenue Adjustment Statement will be final, conclusive and binding on the Seller and the Shareholders unless the Seller delivers a written notice (the “Dispute Notice”) disputing the Revenue Adjustment Statement within 30 days after delivery of the Revenue Adjustment Statement to the Seller, setting forth in reasonable detail the basis for its dispute. In the event the Seller provides a Dispute Notice, the Seller and the Purchaser shall negotiate for a period of up to 30 days (the “Negotiation Period”) in good faith to resolve such dispute as expeditiously as possible. The parties shall additionally make a good faith attempt to ascertain the amount of Achieved Revenue that is not in dispute (the “Undisputed Achieved Revenue”) during the Negotiation Period. In the event any dispute under this Section 1.3(b) remains unresolved following the Negotiation Period, the Seller and the Purchaser shall engage an accounting firm mutually acceptable to them (the “Accounting Firm”) to resolve such dispute. The Accounting Firm shall act as an arbitrator and shall resolve, solely on the basis of any presentations submitted by the Seller and the Purchaser, the final amount of the Achieved Revenue. Each of the Purchaser and the Seller shall make its complete submission to the Accounting Firm within thirty days following the engagement of the Accounting Firm. The failure by either party to make a complete submission prior to the expiration of such 30 day period shall be deemed a waiver of such party’s right to make a submission to the Accounting Firm. The parties shall instruct the Accounting Firm to resolve the disputes and to determine the Achieved Revenue in a manner consistent with GAAP. The Accounting Firm shall resolve the dispute on the basis of an independent review, but only within the disputed range of Achieved Revenue. Such resolution shall be set forth in a written statement delivered to the Seller and the Purchaser, and shall be final, binding and conclusive absent manifest error. The fees and any expenses of the Accounting Firm shall be shared equally by the Seller and the Shareholders on the one hand, and the Purchaser on the other hand.

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(c)          If the Undisputed Achieved Revenue, as determined during the Negotiation Period in accordance with this Section 1.3, is less than the Minimum Revenue Amount, then a number the shares of MTBC Stock held in escrow by the Escrow Agent equal to the Undisputed Achieved Revenue divided by the IPO Price will be released by the Escrow Agent to the Seller within 45 days after the delivery of the Revenue Adjustment Statement to Seller.

(d)          If the Achieved Revenue, as finally determined in accordance with this Section 1.3, is less than the Minimum Revenue Amount, then a number the shares of MTBC Stock held in escrow by the Escrow Agent equal to the Revenue Shortfall Amount, multiplied by the 1.5, divided by the IPO Price will be released by the Escrow Agent to the Purchaser for cancellation. If the Achieved Revenue, as finally determined in accordance with this Section 1.3, is more than the Minimum Revenue Amount, then Purchaser shall provide Seller with a number of shares of MTBC Stock equal to the Revenue Increase Amount, multiplied by 1.5, divided by the IPO Price.Notwithstanding the foregoing, if the difference of the Achieved Revenue and Minimum Revenue Amount is less than twenty percent (20%) no adjustment to the shares of MTBC Stock will be made; however if said difference is greater than twenty percent (20%), the shares of MTBC Stock shall be adjusted up or down in an amount equal to total difference in excess of the first twenty percent (20%) multiplied by 1.5 divided by the IPO Price. This adjustment shall only apply to the Share Consideration.

1.4           Sales Taxes. The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser’s affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions.

1.5           Allocation.  At or prior to the Closing, the Purchaser shall deliver to the Seller a statement setting forth the Purchaser’s good faith determination of the manner in which the consideration referred to in Section 1.2(a) is to be allocated among the Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Shareholders and the Seller for all purposes, and neither the Seller nor any Shareholder shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

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1.6           Closing.

(a)          The closing of the sale of the Assets to the Purchaser (the “Closing”) shall take place at the offices of Alston & Bird LLP in New York, NY or electronically on the date of the closing of the sale of the shares of MTBC Stock in the IPO, or on such other date as the Purchaser and Seller may designate. For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.

(b)          At the Closing:

(i)          the Seller shall execute and deliver to the Purchaser such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances;

(ii)         the Purchaser shall pay to the Seller the Cash Purchase Price and issue to the Seller the Share Consideration in accordance with Section 1.2(b);

(iii)        the parties hereto shall execute and deliver the Escrow Agreement,

(iv)         the Purchaser shall execute and deliver to the Seller the Assumption Agreement;

(v)          the Parties shall finalize and execute by the Closing Date the Transition Services and Leaseback Agreement substantially in the form of Exhibit D (the “Transition Services and Leaseback Agreement”); and

(vi)         the Seller shall execute and deliver to the Purchaser a certificate (the “Closing Certificate”) certifying that (A) each of the representations and warranties made by the Shareholders and the Seller in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by the Shareholders and the Seller in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that any of the Shareholders or the Seller required to have been complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects, and (D) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 6.3, 6.4 and 6.5 has been satisfied in all respects.

2.	Representations and Warranties of the Shareholders and the Seller.

The Shareholders and the Seller, jointly and severally, represent and warrant to the Purchaser as follows:

2.1           Due Organization; No Subsidiaries; Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Part 2.1 of the Disclosure Schedule. The Seller is in good standing as a foreign corporation in each of the jurisdictions listed in Part 2.1 of the Disclosure Schedule. Other than as set forth in Part 2.1 of the Disclosure Schedule, the Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

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2.2           Articles of Incorporation and Bylaws; Records. The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of: (i) the articles of incorporation and bylaws of the Seller, including all amendments thereto; (ii) the stock records of the Seller; and (iii) the minutes and other records of the meetings and other Proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Seller, the board of directors of the Seller and all committees of the board of directors of the Seller. There have been no meetings or other Proceedings of the shareholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller that are not fully reflected in such minutes or other records. The books of account, stock records, minute books and other records of the Seller are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Seller are in the actual possession and direct control of the Seller.

2.3           Capitalization. The Shareholders are, and will be as of the Closing Date, the majority shareholders of the Seller Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Seller; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Seller; or (c) Contract under which the Seller is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. No person other than the Shareholders has any right to vote with respect to the sale of the Assets to the Purchaser or any of the other Transactions.

2.4           Financial Statements. The Seller has delivered to the Purchaser the following financial statements (collectively, the “Financial Statements”): (a) the audited balance sheets of the Seller as of December 31, 2012, and December 31, 2011 and the related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the report of Rosenberg Rich Baker Berman and Company with respect thereto; and (b) the balance sheet of the Seller as of, June 30, 2013 (the “Unaudited Interim Balance Sheet”), and the related statements of income and retained earnings and cash flows for the three and six months then ended. The Financial Statements are accurate and complete in all respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in clause “(b)” of this Section 2.4 do not have notes) and present fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby.

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2.5           Absence Of Changes.  Except as set forth in Part 2.5 of the Disclosure Schedule, since June 30, 2013:

(a)          there has not been any adverse change in, and no event has occurred that might have an adverse effect on, the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller;

(b)          there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of the Seller (whether or not covered by insurance);

(c)          the Seller has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d)          the Seller has not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Seller in the Ordinary Course of Business;

(e)          the Seller has not leased or licensed any asset from any other Person;

(f)          the Seller has not made any capital expenditure;

(g)          the Seller has not sold or otherwise transferred, or leased or licensed, any asset to any other Person;

(h)          the Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(i)          the Seller has not made any loan or advance to any other Person;

(j)          the Seller has not (i) established or adopted any Seller Employee Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

(k)          no Contract by which the Seller or any of the assets owned or used by the Seller is or was bound, or under which the Seller has or had any rights or interest, including any Medical Billing Agreement, has been amended or terminated and the Seller and Shareholders have no knowledge of any pending amendments or terminations contemplated by Seller’s customers;

(l)          the Seller has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business;

(m)          the Seller has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Unaudited Interim Balance Sheet or have been incurred by the Seller since the date of the Unaudited Interim Balance Sheet, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

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(n)          the Seller has not forgiven any debt or otherwise released or waived any right or claim;

(o)          the Seller has not changed any of its methods of accounting or accounting practices in any respect;

(p)          the Seller has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

(q)          the Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(c)” through “(p)” above.

2.6           Title To Assets. The Seller owns, and has good and valid title to, all of the assets purported to be owned by it, including: all assets reflected on the Unaudited Interim Balance Sheet; all assets acquired by the Seller since the date of the Unaudited Interim Balance Sheet; all rights of the Seller under Seller Contracts; and all other assets reflected in the books and records of the Seller as being owned by the Seller. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Seller free and clear of any Encumbrances. Part 2.6 of the Disclosure Schedule identifies all of the assets that are being leased or licensed to the Seller. The Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

2.7           Bank Accounts. Part 2.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Seller at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) a description of such account and the purpose for which such account is used; (d) the current balance in such account; and (e) the names of all individuals authorized to draw on or make withdrawals from such account.

2.8           Receivables. Part 2.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller as of the date of the Unaudited Interim Balance Sheet. Except as set forth in Part 2.8 of the Disclosure Schedule, all existing accounts receivable of the Seller (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected): (i) represent valid obligations of customers of the Seller arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are current and will be collected in full (without any counterclaim or setoff). Part 2.8 of the Disclosure Schedule identifies all unreturned security deposits and other deposits made by, or held by any Person for the benefit of, the Seller.

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2.9           Customers. Part 2.9 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer that accounted for (i) more than 1/2% of Seller’s gross revenues in 2012, or (ii) more than 1/2% of Seller’s gross revenues in the first six months of 2013. Except as set forth in Part 2.9 of the Disclosure Schedule, neither the Seller nor any Shareholder has received any notice or other communication (in writing or otherwise), and neither the Seller nor any Shareholder has received any other information, indicating that any customer identified or required to be identified in Part 2.9 of the Disclosure Schedule may cease dealing with the Seller or may otherwise reduce the volume of business transacted by such Person with the Seller below historical levels.

2.10         Real Property. The Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.10 of the Disclosure Schedule. Part 2.10 of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Seller enjoys peaceful and undisturbed possession of such premises.

2.11         Intellectual Property; Privacy.

(a)          Products and Services. Part 2.11(a) of the Disclosure Schedule accurately identifies and describes each Seller Product currently being designed, developed, marketed, distributed, provided, licensed, or sold by the Seller.

(b)          Registered IP. Part 2.11(b) of the Disclosure Schedule accurately identifies: (a) each item of Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Seller Product identified in Part 2.11(a) of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Seller Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Seller has provided to the Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c)          Inbound Licenses. Part 2.11(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Seller (other than (i) agreements between the Seller and its employees in the Seller’s standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, testing, distribution, maintenance, or support of, any Seller Product and that is not otherwise material to the Seller’s business); and (b) whether the licenses or rights granted to Seller in each such Contract are exclusive or non-exclusive.

(d)          Outbound Licenses. Part 2.11(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP. The Seller is not bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP anywhere in the world.

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(e)          Royalty Obligations. Part 2.11(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Seller to any Person (other than sales commissions paid to employees according to the Seller’s standard commissions plan) upon or for the sale, or distribution of any Seller Product or the use of any Seller IP.

(f)          Ownership Free and Clear. The Seller exclusively owns all right, title, and interest to and in the Seller IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.12(d) of the Disclosure Schedule).

(g)          Protection of Proprietary Information. The Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Seller or any Seller Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Seller has been disclosed or licensed to any escrow agent or other Person.

(h)          Sufficiency. The Seller owns or otherwise has, and after the Closing the Purchaser will have, all Intellectual Property Rights needed to conduct its business as currently conducted and planned to be conducted.

(i)          Harmful Code. The Seller Products do not contain any “viruses,” “worms,” “time-bombs,” “key-locks,” or any other devices that could disrupt or interfere with the operation of the Seller Products or equipment upon which the Seller Products operate.

(j)          Valid and Enforceable; No Infringement. All Seller IP is valid, subsisting, and enforceable. To the best of the Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP. Part 2.11(i) of the Disclosure Schedule accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any representative of the Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Seller IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(k)          No Infringement of Third Party IP Rights. The Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Seller Product, and no method or process used or incorporated in any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim that the Seller or any Seller Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Seller Product, or any method or process used or incorporated in any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, and no such claim is pending or, to the best of the Seller’s Knowledge, threatened against the Seller. The Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller, any of their employees or agents, or any Seller Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Seller obtain a license to any Intellectual Property Right of another Person.

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2.12         Contracts.

(a)          Part 2.12 of the Disclosure Schedule identifies each Medical Billing Agreement and each other Seller Contract. The Seller has delivered to the Purchaser accurate and complete copies of all Seller Contracts identified in Part 2.12 of the Disclosure Schedule, including all amendments thereto. Each Seller Contract is valid and in full force and effect.

(b)          Except as set forth in Part 2.12 of the Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential termination, violation or breach of, or default under, any Seller Contract; and (iv) the Seller has not waived any right under any Seller Contract.

(c)          To the best of the knowledge of the Seller and the Shareholders, each Person against which the Seller has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities thereunder.

(d)          Except as set forth in Part 2.12 of the Disclosure Schedule, the Seller has never guaranteed or otherwise agreed to cause, insure or become liable for, and the Seller has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

(e)          The performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(f)          No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller under any Seller Contract or any other term or provision of any Seller Contract.

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(g)          The Seller has no knowledge of any basis upon which any party to any Seller Contract may object to (i) the assignment to the Purchaser of any right under such Seller Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Seller Contract.

(h)          The Assumed Contracts included in Part 2.12 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

2.13         Liabilities.

(a)          Except as set forth in Part 2.13 of the Disclosure Schedule, the Seller has no Liabilities, except for: (i) liabilities identified as such in the “liabilities” columns of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; and (iii) obligations under the Contracts listed in Part 2.12 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

(b)          The Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

2.14         Compliance with Legal Requirements.

(a)          Except as set forth in Part 2.14 of the Disclosure Schedule: (a) the Seller is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) the Seller has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Legal Requirement; and (d) the Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature, (d) none of Seller’s customers are currently subject to or have received notice concerning an impending claim, audit or review by a governmental or commercial payor. The Shareholders and the Seller have delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which the Shareholders or the Seller has access that addresses or otherwise relates to the compliance of the Seller with, or the applicability to the Seller of, any Legal Requirement. To the best of the knowledge of the Seller and the Shareholders, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller or on the ability of the Shareholders or the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

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(b)          None of the Seller, any officer, director, manager, member or shareholder or, to the Seller’s Knowledge, any agent, employee or independent contractor of the Seller has submitted any claims for reimbursement that are in violation of, nor has engaged in any activity that is in violation of, the federal Medicare or federal or state Medicaid statutes, the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), Section 14 of Public Law 100-93, the anti-fraud and related provisions of HIPAA, or related regulations or other related or similar federal or state laws and regulations (collectively, “Health Care Program Laws”), including, without limitation, the following:

(i)          making or causing to be made a false statement or representation in any application for any benefit or payment;

(ii)         making or causing to be made a false statement or representation for use in determining rights to any benefit or payment;

(iii)        soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program, or (B) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(iv)         offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such Person (A) to refer an individual to a person for the furnishing or arranging of any item or service for which payment may be made in whole or in part under a Federal Health Care Program, or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program; or

(v)          any other activity that violates any state or federal Legal Requirements, Permit requirements or Payor contractual obligations, if any, relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

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(c)          The Seller is, and has at all times been, in all material respects in compliance with HIPAA and Subtitle D of the Health Information Technology for Economic and Clinical Health Act (including all rules and regulations thereunder) (the “HITECH Act”) and comparable state privacy and data security laws and regulations applicable to the Seller. The Seller has used and disclosed, and uses and discloses, Protected Health Information (as defined in 45 C.F.R. § 160.103) (i) to the extent applicable, in accordance with any limitations set forth in its customer or Payor agreements; and (ii) to perform functions, activities or services in accordance with the limitations set forth in HIPAA, the HITECH Act, and applicable state privacy and data security laws and regulations (to the extent not preempted by federal law). The Seller has not received, at any time, any written notice from any Governmental Body or any other Person regarding any actual or suspected violation of, or failure to comply with, HIPAA, the HITECH Act or applicable state privacy and data security laws and regulations. No breach has occurred with respect to any unsecured Protected Health Information maintained by the Seller that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and no information security or privacy breach event has occurred that would require notification under any comparable state laws applicable to the Seller. With regard to compliance with HIPAA, the HITECH Act, or applicable state privacy and data security laws and regulations, the Seller has no obligation to undertake, or to bear all or any portion of the cost of, any mitigation, notifications or any remedial, corrective or response action of any nature. The Seller Products comply with HIPAA, the HITECH Act and applicable state privacy and data security laws and regulations.

2.15         Governmental Authorizations. Part 2.15 of the Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Seller; and (b) each other Governmental Authorization that, to the best of the knowledge of each of the Shareholders and the Seller, is held by any employee of the Seller and relates to or is useful in connection with the business of the Seller. The Shareholders and the Seller have delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.15 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.15 of the Disclosure Schedule: (i) the Seller is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.15 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.15 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.15 of the Disclosure Schedule; (iii) the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.15 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted, and (ii) to permit the Seller to own and use its assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used.

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2.16         Tax Matters.

(a)          The Seller has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Seller.

(b)          The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)          No director or officer (or employee responsible for Tax matters) of the Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Proceedings are pending or being conducted with respect to the Seller. The Seller has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Seller.

(d)          The Seller has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller filed or received since January 1, 2009.

(e)          The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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2.17         Employee And Labor Matters.

(a)          Part 2.17(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Seller (including any employee of the Seller who is on a leave of absence or on layoff status):

(i)          the name of such employee and the date as of which such employee was originally hired by the Seller;

(ii)         such employee’s title, and a description of such employee’s duties and responsibilities;

(iii)        the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller with respect to services performed in 2012;

(iv)         such employee’s annualized compensation as of the date of this Agreement;

(v)          each Seller Employee Plan in which such employee participates or is eligible to participate; and

(vi)         any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Seller’s business.

(b)          Part 2.17(b) of the Disclosure Schedule accurately identifies each former employee of the Seller who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Seller or otherwise) relating to such former employee’s employment with the Seller; and Part 2.17(b) of the Disclosure Schedule accurately describes such benefits.

(c)          The employment of each of the Seller’s employees is terminable by the Seller at will. The Seller has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Seller.

(d)          To the best of the knowledge of the Seller and the Shareholders:

(i)          no employee of the Seller intends to terminate his employment with the Seller;

(ii)         no employee of the Seller has received an offer to join a business that may be competitive with the Seller’s business; and

(iii)        no employee of the Seller is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Seller; or (B) the Seller’s business or operations.

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(e)          Part 2.17(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Seller:

(i)          the name of such independent contractor and the date as of which such independent contractor was originally hired by the Seller;

(ii)         a description of such independent contractor duties and responsibilities;

(iii)        the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Seller with respect to services performed in 2012;

(iv)         the terms of compensation of such independent contractor; and

(v)          any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Seller’s business.

(f)          Except as set forth in Part 2.17(f) of the Disclosure Schedule, the Seller is not a party to or bound by, and the Seller has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(g)          The Seller is not engaged, and the Seller has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Seller, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the best of the knowledge of the Seller and the Shareholders, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Seller Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(h)          None of the current or former independent contractors of the Seller could be reclassified as an employee. There are, and at no time have been, any independent contractors who have provided services to the Seller or any Seller Affiliate for a period of six consecutive months or longer. The Seller has never had any temporary or leased employees. No independent contractor of the Seller is eligible to participate in any Seller Employee Plan.

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2.18         Employee Benefit Plans.

(a)          Part 2.18 of the Disclosure Schedule contains a list of each Seller Employee Plan. Each Seller Employee Plan complies with all applicable Legal Requirements (including ERISA and the Code and the regulations promulgated thereunder). Each Seller Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to Seller's Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable. With respect to any Seller Employee Plan, to Seller's Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Assets to a lien under Section 430(k) of the Code.

(b)          No Seller Employee Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Seller has not: (i) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (ii) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(c)          Other than as required under Section 4980B of the Code or other applicable Legal Requirement, no Seller Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(d)          Except as set forth in Part 2.18(d) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Seller Employee.

2.19         Environmental Matters.

(a)          The Seller has conducted and continues to conduct its business in accordance with all federal, state, county, city, municipal or other laws, statutes, rules, regulations, orders, consent decrees, permits or licenses, relating to the prevention, remediation, reduction or control of pollution or to the protection of the environment, natural resources and/or human health and safety.

(b)          The Seller is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any site.

(c)          The Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against the Seller in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in the Seller becoming subject to, any such Liability.

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2.20         Sale of Products and Services. Each Seller Product that has been sold, licensed or distributed by the Seller to any Person: (i) conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any design defects or other defects or deficiencies at the time of sale. All services that have been performed on behalf of the Seller were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. The Purchaser will not incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by the Seller. There is no claim pending or being threatened against the Seller relating to any services performed by the Seller, and, to the best of the knowledge of the Shareholders and the Seller, there is no basis for the assertion of any such claim.

2.21         Insurance. Seller maintains insurance policies of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. No insurer under any such insurance policy has canceled or generally disclaimed Liability under any such policy and no notice of cancellation or termination has been received. Part 2.21 of the Disclosure Schedule accurately sets forth, with respect to each such insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Seller: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy or any predecessor insurance policy.

2.22         Certain Payments, Etc. The Seller has not, and no officer, employee, agent or other Person associated with or acting for or on behalf of the Seller has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Seller; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(e)” above.

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2.23         Proceedings; Orders. Except as set forth in Part 2.23 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding: (i) that involves the Seller or that otherwise relates to or might affect the business of the Seller or any of the Assets (whether or not the Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.23 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 2.23 of the Disclosure Schedule, no Proceeding has ever been commenced by or against the Seller. The Shareholders and the Seller have delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which any of the Shareholders or the Seller has access) that relate to the Proceedings identified in Part 2.23 of the Disclosure Schedule. There is no Order to which the Seller, or any of the assets owned or used by the Seller, is subject; and none of the Shareholders or any other Related Party is subject to any Order that relates to the Seller’s business or to any of the assets of the Seller. To the best of the knowledge of the Seller and the Shareholders, no employee of the Seller is subject to any Order that may prohibit employee from engaging in or continuing any conduct, activity or practice relating to the business of the Seller. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller or on the ability of any Shareholder or the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.24         Authority; Binding Nature Of Agreements.

(a)          The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and its shareholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms.

(b)          Each of the Shareholders has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under each of the Transactional Agreements to which he is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of the Shareholders, enforceable against each of the Shareholders in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which any of the Shareholders is a party will constitute the legal, valid and binding obligation of such Shareholder and will be enforceable against such Shareholder in accordance with its terms.

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2.25         Non-Contravention; Consents. Except as set forth in Part 2.25 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements by the Seller and the Shareholders, nor the consummation or performance by the Seller and the Shareholders of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of, the certificate of incorporation, by-laws or other organizational documents of Seller;

(b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Shareholders or the Seller, or any of the assets of the Seller, is subject;

(c)          cause the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

(d)          cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

(e)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Assets or is held by the Seller or any employee of the Seller;

(f)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract;

(g)          give any Person the right to (i) declare a default or exercise any remedy under any Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Contract; or

(h)          result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

Except as set forth in Part 2.25 of the Disclosure Schedule, neither the Seller nor any Shareholder was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.26         Brokers. Neither the Seller nor any Shareholder has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

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2.27         The Shareholders.

(a)          No Shareholder has ever (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against such Shareholder, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of such Shareholder’s assets, (iv) admitted in writing such Shareholder’s inability to pay his or her debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any of the Transactional Agreements.

(b)          No Shareholder is subject to any Order or is bound by any Contract that may have an adverse effect on his ability to comply with or perform any of his or her covenants or obligations under any of the Transactional Agreements. There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of any Shareholder to comply with or perform any of his covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

2.28         Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Seller and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of the Purchaser’s Representatives by or on behalf of any Shareholder or the Seller or by any Representative of any Shareholder or of the Seller, is accurate and complete in all respects.

2.29         Investment Purposes, etc.

(a)          Seller and each Shareholder (i) understand that the shares of MTBC Stock to be issued to Seller pursuant to this Agreement have not been registered for sale under any federal or state securities Laws and that such shares are being offered and sold to Seller pursuant to an exemption from registration provided under Section 4(2) of the Securities Act, (ii) agree that Seller is acquiring such shares for its own account for investment purposes only and without a view to any distribution thereof other than to the Shareholders as permitted by the Securities Act and subject to the Lock-Up Agreement, (iii) acknowledge that the representations and warranties set forth in this Section 2.29 are given with the intention that the Purchaser rely on them for purposes of claiming such exemption from registration, and (iv) understand that they must bear the economic risk of the investment in such shares for an indefinite period of time as such shares cannot be sold unless subsequently registered under applicable federal and state securities Laws or unless an exemption from registration is available therefrom.

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(b)          Seller and each Shareholder agree (i) that the shares of MTBC Stock to be issued to Seller pursuant to this Agreement will not be sold or otherwise transferred for value unless (x) a registration statement covering such shares has become effective under applicable state and federal securities laws, including, without limitation, the Securities Act, or (y) there is presented to the Purchaser an opinion of counsel satisfactory to the Purchaser that such registration is not required, (ii) that any transfer agent for the MTBC Stock may be instructed not to transfer any such shares unless it receives satisfactory evidence of compliance with the foregoing provisions, and (iii) that there will be endorsed upon any certificate evidencing such shares an appropriate legend calling attention to the foregoing restrictions on transferability of such shares.

(c)          Seller and each Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(d)          Seller and each Shareholder (i) are aware of the business, affairs and financial condition of the Purchaser and the other Target Companies, and have acquired sufficient information about the Purchaser and the other Target Companies, the IPO and the Target Company Transactions to reach an informed and knowledgeable decision to acquire the shares of MTBC Stock to be issued to Seller pursuant to this Agreement, (ii) have discussed the Purchaser’s plans, operations and financial condition with the Purchaser’s officers, (iii) have received all such information as they have deemed necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the shares of MTBC Stock to be issued pursuant to this Agreement, (iv) have sufficient knowledge and experience in financial and business matters and in the business of providing Medical Billing Services so as to be capable of evaluating the merits and risks of their investment in MTBC Stock, and (v) are capable of bearing the economic risks of such investment.

3.            Representations and Warranties of the Purchaser.

The Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

3.1           Authority; Binding Nature Of Agreements.  The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Transactional Agreements to which it is or may become a party, and the execution, delivery and performance of the Transactional Agreements by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Upon the execution and delivery of the Transactional Agreements at the Closing, the Transactional Agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

3.2           Non-Contravention. Neither the execution and delivery by Purchaser of any of the Transactional Agreements nor the consummation or performance by the Purchaser of the Transactions will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of, the certificate of incorporation or by-laws of Purchaser; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser is subject; or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which the Purchaser is a party.

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3.3           Financial Statements. The Purchaser has delivered to the Seller the audited balance sheets of the Purchaser as of December 31, 2012 and December 31, 2011 and the related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the report of Deloitte & Touche LLP with respect thereto. Such financial statements are accurate and complete in all respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered and present fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby.

3.4           MTBC Stock. At the Closing, the shares of MTBC Stock to be issued as the Share Consideration will be duly authorized, validly issued, fully paid and non-assessable.

4.            Pre-Closing Covenants of the Shareholders and the Seller.

4.1          Access And Cooperation.

(a)          The Shareholders and the Seller shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide the Purchaser and its Representatives with free and complete access to the Seller’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Seller and its business; (b) the Seller and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Seller and its business as the Purchaser may request in good faith; and (c) the Seller and its Representatives compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Seller and its business as the Purchaser may request in good faith.

(b)          In furtherance of Section 4.1(a), at all times during the Pre-Closing Period, Seller and the Shareholders will cooperate with the Purchaser and its Representatives in the preparation of the Registration Statement and any other documents and materials that may be required by this Agreement or in connection with the IPO, including by providing the Purchaser with financial statements of Seller for periods after the date of the Unaudited Interim Balance Sheet in connection therewith.

(c)          Following the execution of this Agreement and during the Pre-Closing Period, Seller and the Shareholders shall work with Purchaser in developing a plan for the transfer of Seller’s customer relationships to Purchaser, including the transfer and migration to Purchaser and Purchaser’s servers of the Customer Data and all other information necessary or appropriate for the provision of Medical Billing Services to Seller’s customers following the Closing Date.

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4.2          Operation Of Business.  The Shareholders and the Seller shall ensure that, during the Pre-Closing Period:

(a)         the Seller conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b)         the Seller (i) preserves intact its current business organization, (ii) keeps available the services of its current officers and employees, (iii) maintains its relations and good will with all customers, landlords, creditors, licensors, employees, independent contractors and other Persons having business relationships with the Seller, (iv) maintains and protects the Customer Data on its servers or otherwise in its possession in the same manner as such Customer Data has been maintained and protected prior to the date of this Agreement, and (v) promptly repairs, restores or replaces any assets that are destroyed or damaged;

(c)         the Seller keeps in full force all insurance policies identified in Part 2.21 of the Disclosure Schedule;

(d)         the officers of the Seller confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Seller’s business, condition, assets, liabilities, operations, financial performance and prospects;

(e)         the Purchaser is notified immediately of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

(f)          the Seller and its officers use their Best Efforts to cause the Seller to operate profitably and to maximize its revenues and net income;

(g)         the Seller does not (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(h)         the Seller does not sell or otherwise issue any shares of capital stock or any other securities;

(i)          the Seller does not effect or become a party to any Acquisition Transaction;

(j)          the Seller does not form any subsidiary or acquire any equity interest or other interest in any other Entity, except that this clause shall not apply to Rob Ramoji, individually;the Seller does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that, when added to all other capital expenditures made on behalf of the Seller during the Pre-Closing Period, do not exceed $25,000 in the aggregate;

(k)         the Seller does not enter into or permit any of its assets to become bound by any Contract;

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(l)          the Seller does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

(m)        the Seller does not establish or adopt any Seller Employee Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

(n)         the Seller does not commence or settle any Proceeding;

(o)         the Seller does not enter into any transaction or take any other action of the type referred to in Section 2.5;

(p)         the Seller does not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by the Shareholders or the Seller in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had been occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing Date;

(q)         the Seller does not change any of its methods of accounting or accounting practices in any respect without the written consent of the Purchaser;

(r)          no Shareholder directly or indirectly sells or otherwise transfers, or agrees, commits or offers (in writing or otherwise) to sell or otherwise transfer, any stock in the Seller or any interest in or right relating to any such stock;

(s)         no Shareholder permits, or agrees, commits or offers (in writing or otherwise) to permit, any stock in the Seller to become subject, directly or indirectly, to any Encumbrance;

(t)          the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses ”(i)” through “(t)” of this Section 4.2.

4.3          Filings and Consents. The Shareholders and the Seller shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Shareholders and the Seller and their respective Representatives cooperate with the Purchaser and with the Purchaser’s Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

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4.4          Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, the Shareholders and the Seller shall promptly notify the Purchaser in writing of: (a) the discovery by any Shareholder or the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Shareholders or the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Shareholders or the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of any Shareholder or the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Shareholders and the Seller shall promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by any of the Shareholders or the Seller in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.5          No Negotiation. The Shareholders and the Seller shall ensure that, during the Pre-Closing Period, neither the Seller nor any Shareholder, nor any Representative of any Shareholder or of the Seller, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any proposed Acquisition Transaction; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction.

4.6          Best Efforts. During the Pre-Closing Period, the Shareholders and the Seller shall use their Best Efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.

4.7          Confidentiality. The Shareholders and the Seller shall ensure that, during the Pre-Closing Period: (a) neither the Seller nor any Shareholder, nor any Representative of any Shareholder or of the Seller, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller or to any other Person) regarding any of the Transactions, the existence or terms of this Agreement or the IPO, except to the extent that the Seller is required by law to make any such disclosure; and (b) if the Seller is required by law to make any such disclosure, the Shareholders and the Seller advise the Purchaser, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

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5.            Pre-Closing Covenants of the Purchaser.

5.1          Best Efforts.  During the Pre-Closing Period, the Purchaser shall use its Best Efforts to cause the conditions set forth in Section 7 to be satisfied.

5.2          Employment Offers.  Purchaser shall be under no obligation to offer employment to any employees of Seller, and Purchaser shall have no obligation or Liability for (and Seller shall retain the obligation and Liability for) any salary, compensation, benefits, severance or other amounts owed to or claimed by any employee of Seller, including, without limitation, for periods prior to the Closing or as a result of Purchaser’s election not to offer employment to any such employee as of the Closing Date.

6.            Conditions Precedent to the Purchaser’s Obligation to Close.

The Purchaser’s obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

6.1          Accuracy Of Representations.  All of the representations and warranties made by the Shareholders and the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date, without giving effect to any update to the Disclosure Schedule.

6.2          Performance Of Obligations.

(a)          Seller and the Shareholders shall have delivered to the Purchaser executed counterparts of the Transactional Documents to which they are a party and the Escrow Agent shall have delivered an executed counterpart of the Escrow Agreement.

(b)          All of the covenants and obligations that the Shareholders and the Seller are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

6.3          Consents.  Each of the Consents identified in Part 2.25 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

6.4          No Material Adverse Change.  There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could be expected to give rise to any such material adverse change.

6.5          No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

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6.6          No Prohibition.  Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, any applicable Legal Requirement or Order.

6.7          Secretary’s Certificate.  The Purchaser shall have received a certificate, dated the Closing Date and signed by the Secretary of the Seller, certifying the completeness and accuracy of the attached copies of the Seller’s organization documents, and resolutions of its board of directors and stockholders approving their entering into this Agreement and the consummation of the Transactions.

6.8          IPO and Target Company Transactions Closing.  The closing of the IPO and the Target Company Transactions contemplated by the Target Company Agreements shall have occurred prior to, or shall occur simultaneous with, the Closing.

7.            Conditions Precedent to the Seller’s Obligation to Close.

The Seller’s obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):

7.1          Accuracy Of Representations.  All of the representations and warranties made by the Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2          Purchaser’s Performance.

(a)          The Purchaser shall have delivered to the Seller and the Shareholders executed counterparts of the Transactional Documents to which each is a party.

(b)          All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

7.3          IPO Closing.  The closing of the IPO shall have occurred prior to, or shall occur simultaneous with, the Closing.

8.          Termination.

8.1          Termination Events.  This Agreement may be terminated prior to the Closing:

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(a)          by the Purchaser if (i) there is a material Breach of any covenant or obligation of the Shareholders or the Seller and such Breach shall not have been cured within ten days after the delivery of notice thereof to the Seller, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations set forth in this Agreement), which shall include the withdrawal of the Registration Statement for any reason;

(b)          by the Seller if there is a material Breach of any covenant or obligation of the Purchaser and such Breach shall not have been cured within ten days after the delivery of notice thereof to the Purchaser;

(c)          by the Purchaser if the Closing has not taken place on or before February 28, 2014 (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

(d)          by the Seller if the Closing has not taken place on or before February 28, 2014 (other than as a result of any failure on the part of any Shareholder or the Seller to comply with or perform any covenant or obligation set forth in this Agreement);

(e)          by the Seller or Purchaser, only during the Completion Period, if either is dissatisfied with any exhibits, schedules or due diligence; or

(f)          by the mutual written consent of the Purchaser and the Seller.

8.2          Termination Procedures.  If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

8.3          Effect Of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the Shareholders and the Seller shall, in all events, remain bound by and continue to be subject to Section 4.7.

8.4          Nonexclusivity Of Termination Rights.  The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

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9.            Indemnification, Etc.

9.1          Survival Of Representations And Covenants.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in Section 2.1, Section 2.3; Section 2.6, Section 2.19, Section 2.24 and Section 2.26, shall survive indefinitely and the representations and warranties in Section 2.16 and Section 2.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.2          Indemnification By The Shareholders And The Seller.

(a)          The Shareholders and the Seller, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

(i)          any Breach of any of the representations or warranties of Seller or the Shareholders contained in this Agreement, the other Transactional Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)         any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or any Shareholder pursuant to this Agreement, the other Transactional Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(iii)        any Excluded Asset or any Liability of the Seller or of any Related Party, other than the Assumed Liabilities; or

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(iv)        any claim or Proceeding against the Purchaser or any other Indemnitee by any Person based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.

(b)          Subject to Section 9.2(c), neither the Seller nor any Shareholder shall be required to make any indemnification payment pursuant to Sections 9.2(a)(i) or 9.2(a)(ii) for any Breach as set forth in such Sections until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $25,000. (If the total amount of such Damages exceeds the $25,000, the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $25,000.)

(c)          The limitation on the indemnification obligations of the Shareholders and the Seller that is set forth in Section 9.2(b) shall not apply to any Breach arising from any circumstance of which any of the Shareholders or the Seller had knowledge on or prior to the Closing Date.

9.3          Indemnification By The Purchaser.

(a)          The Purchaser shall hold harmless and indemnify the Seller from and against, and shall compensate and reimburse the Seller for, any Damages that are suffered or incurred by the Seller or to which the Seller may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

(i)          any Breach of any of the representations or warranties of the Purchaser contained in this Agreement, the other Transactional Documents or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)         any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement, the other Transactional Documents or any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement; or

(iii)        any failure on the part of the Purchaser to perform and discharge the Assumed Liabilities on a timely basis.

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(b)          Subject to Section 9.3(c), the Purchaser shall not be required to make any indemnification payment pursuant to Section 9.3(a) for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been suffered or incurred by the Seller, or to which the Seller have otherwise become subject, exceeds $25,000 in the aggregate. (If the total amount of such Damages exceeds $25,000 in the aggregate, the Seller shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $25,000.)

(c)          The limitation on the indemnification obligations of the Purchaser that is set forth in Section 9.3(b) shall not apply to any Breach arising from any circumstance of which the Purchaser had knowledge on or prior to the Closing Date.

9.4          Matters Involving Third Parties

(a)          Should any claim or Proceeding by or involving a third party arise after the Closing Date for which the Seller or Purchaser (the “Indemnifying Party”), is liable under the terms of this Agreement, the parties entitled to indemnification hereunder as the case may be (the “Indemnified Parties”) shall notify the Indemnifying Party in writing within fifteen (15) days after such claim or Proceeding arises and is known to the Indemnified Parties (provided, however, that any failure or delay in so notifying the Indemnifying Party shall not affect the indemnification obligations of the Indemnifying Party hereunder except to the extent that such failure or delay causes actual prejudice to the Indemnifying Party), and the Indemnifying Party may elect to assume the defense of such claim or Proceeding by giving written notice to the Indemnified Parties stating that the Indemnifying Party intends to assume such defense within fifteen (15) days after receipt of notice from the Indemnified Parties of such claim or Proceeding (unless the claim or Proceeding reasonably requires a response in less than fifteen (15) days after the notice is given to the Indemnifying Party, in which event the Indemnifying Party shall notify the Indemnified Party at least five (5) Business Days prior to such reasonably required response date), and the Indemnifying Party shall thereafter assume the defense of such claim or Proceeding, through counsel reasonably satisfactory to the Indemnified Parties; provided, that the Indemnified Parties may participate in such defense at their own expense but, in any event, the Indemnifying Party shall have the right, as long as it is actively defending any claim or Proceeding, to control such defense. The Indemnified Parties shall afford counsel designated by the Indemnifying Party and other authorized representatives of the Indemnifying Party reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Indemnified Parties, and to the personnel of the Indemnified Parties, and shall otherwise use all reasonable efforts to cooperate with the Indemnifying Party, such counsel and such other authorized representatives in connection with the exercise of the rights of the Indemnifying Party pursuant to this Section 9.4.

(b)          If the Indemnifying Party elects to defend any such claim or Proceeding, the Indemnified Parties shall give the Indemnifying Party a reasonable opportunity:

(i)          to take part in any examination of the books and records of the Indemnified Parties;

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(ii)         to conduct any Proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Parties or prosecute any claim or Proceeding with respect thereto;

(iii)        to take all other required steps or actions to settle or defend any such claim or Proceeding; and

(iv)        to employ counsel to contest any such claim or Proceeding in the name of the Indemnified Parties, or otherwise.

(c)          If the Indemnifying Party shall not assume the defense of, or if after so assuming it shall fail to actively defend, any such claim or Proceeding, the Indemnified Parties may defend against any such claim or Proceeding in such manner as they may deem appropriate, and the Indemnified Parties may, with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, settle such claim or Proceeding on such terms as presented to the Indemnifying Party, and the Indemnifying Party promptly shall reimburse the Indemnified Parties for the amount of such settlement and for all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified Parties in connection with the defense against and settlement of such claim or Proceeding. If there is no settlement of any such claim or Proceeding, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or Proceeding, before the Indemnified Parties are required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Parties in the defense against such claim or Proceeding.

(d)           If a judgment is rendered against any Indemnified Party in any claim or Proceeding covered by the indemnification hereunder, or any Encumbrance attaches to any of the assets of any Indemnified Party the Indemnifying Party immediately upon such entry or attachment shall pay such judgment in full or discharge such Encumbrance unless, at the Indemnifying Party expense and direction, an appeal is taken under which the execution of the judgment or the attachment of the Encumbrance is stayed. If and when a final judgment is rendered in any such Proceeding, the Indemnifying Party shall forthwith pay such judgment or discharge such Encumbrance before any Indemnified Party is compelled to do so.

(e)           Waiver. The Indemnified Party agrees that it will not waive any statute of limitations or defense that would increase the liability of the Indemnifying Party hereunder without (except in connection with pending litigation in which the Indemnifying Party has not assumed the defense) the consent of the Indemnifying Party.

9.5          Setoff.  In addition to any rights of setoff or other rights that the Purchaser or any of the other Indemnitees may have at common law or otherwise, the Purchaser shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 9 from any amount otherwise payable by any Indemnitee to the Seller or any Shareholder. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

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9.6          Escrow.  Upon notice to the Seller specifying in reasonable detail the basis for a claim for indemnification pursuant to this Section 9 and the amount thereof (if ascertainable at such time), the Purchaser may give notice of such claim to the Escrow Agent under the Escrow Agreement. Neither the exercise of nor the failure to exercise such right to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it, provided, however, that in all events for recovery the Purchaser shall look first to the Escrowed Cash and the Escrowed Shares, in such order as the Purchaser shall determine in its sole discretion, to satisfy any indemnification claims under this Section 9.

9.7          Nonexclusivity Of Indemnification Remedies.  The indemnification remedies and other remedies provided in this Section 9 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

10.          Certain Post-Closing Covenants.

10.1        Further Actions.  From and after the Closing Date, the Shareholders and the Seller shall cooperate with the Purchaser and the Purchaser’s affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Assets. The Seller: (a) hereby irrevocably authorizes the Purchaser, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to the Seller and that represents funds included in, or that represents the payment of any receivable included in, the Assets; and (b) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

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10.2        Confidentiality; Publicity.

(a)          Seller and each Shareholder recognize and acknowledge that it had in the past, currently has, and in the future may have, access to certain confidential information of the Seller, the Purchaser and/or the Target Companies that are valuable, special and unique assets of Seller, the Purchaser and/or the Target Companies. Seller and each Shareholder agrees that it will not disclose such confidential information to any person for any purpose or reason whatsoever, unless (i) such information becomes known to the public generally through no fault of the Seller or any Shareholder, or (ii) disclosure is required by law or the order of any Government Body under color of law; provided, that prior to disclosing any information pursuant to this clause (ii), Seller or such Shareholder, as the case may be, shall give prior written notice thereof to the Purchaser and provide the Purchaser with the opportunity to contest such disclosure. Because of the difficulty of measuring economic losses as a result of the breach of the covenants in this Section 10.2, and because of the immediate and irreparable damage that would be caused for which no other adequate remedy exists, Seller and the Shareholders agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the Purchaser by injunction and restraining order, without the necessity of posting a bond.

(b)          Each Shareholder and the Seller shall ensure that, on and at all times after the Closing Date no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of any Shareholder or the Seller without the Purchaser’s prior written consent.

10.3        Non-Compete.

(a)          Seller covenants and agrees that for five years following the Closing Date, such Person shall not, directly or indirectly be, or become interested in, associated with or represent, or otherwise render assistance or services to, or manage, operate, control or engage in (as an officer, director, stockholder, partner, member, consultant, owner, employee, agent, creditor or otherwise), any business or Person that is then, or which then proposes to become, engaged in the business of providing Medical Billing Services or otherwise compete with the business of the Purchaser; provided that, the foregoing shall not restrict Seller from owning, solely as a passive investment, any publicly traded securities if such ownership (x) is not as a member of a group that controls such business or Person, and (y) does not constitute more than 5% of any class of securities of such business or Person;

(b)          Each of Seller and each Shareholder covenant and agree that for five years following the Closing Date, such Person shall not, directly or indirectly

(i)          induce or seek to influence any employee of the Purchaser or any of its Affiliates to terminate his or her employment;

(ii)         aid a competitor of Purchaser in any attempt to hire a person who shall have been employed by the Purchaser within the one-year period preceding the date of any such aid, other than those employees who have been terminated by the Purchaser;

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(iii)        induce or seek to influence any customer of the Purchaser (including any former customer of the Seller or any other Target Company) to transact business with a competitor or not to do business with the Purchaser; or

(iv)        take any other action for the purpose of interfering with any other business relationships that Parent has with any other Person.

(c)          Seller and each Shareholder acknowledge that the restrictive periods contained in Section 10.3(a) and (b) are reasonable under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of Section 10.3(a) be enforceable to the fullest extent permissible under the Legal Requirements and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the parties agree that if a Governmental Body determines subsequently that the terms of Section 10.3(a) are unenforceable, the parties will request that such Governmental Body reform the terms by specifying the greatest time period and/or geographic area that would not render the terms unenforceable. Seller and each Shareholder specifically agree that, in the event of a breach or threatened breach of Section 10.3(a), the Purchaser would suffer irreparable injury and damages at law would be an insufficient remedy, and the Purchaser shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.

10.4       Change Of Name.  Immediately after the Closing, the Seller shall change its name to a name that is satisfactory to Purchaser.

11.          Miscellaneous Provisions.

11.1        Joint And Several Liability.  Each Shareholder agrees that such Shareholder shall be jointly and severally liable with each other Shareholder and with the Seller for the due and timely compliance with and performance of each of the covenants and obligations of the Seller set forth in the Transactional Agreements. Each Shareholder’s obligations and liability under this Agreement and the other Transactional Agreements shall survive such Shareholder’s death (and shall be binding upon such Shareholder’s personal representatives, executors, administrators, estate, heirs and successors) and shall not be limited in any way by: (i) any failure on the part of the Purchaser or any other Indemnitee to exercise any right or assert any claim against the Seller; (i) the dissolution or insolvency of, or the appointment of any receiver, conservator or liquidator for, or the commencement of any bankruptcy, reorganization, moratorium, arrangement or other Proceeding by, against or with respect to, the Seller; (iii) any merger or consolidation of the Seller with or into any other Entity; or (iv) the sale or other disposition by such Shareholder of any or all of such Shareholder’s shares of the stock of the Seller.

11.2        Further Assurances.  Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

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11.3        Fees and Expenses. Each party shall be responsible for their respective fees and expenses incurred in connection with the Transactions. Purchaser shall solely be responsible for its fees and expenses incurred in connection with the IPO, including the fees and expenses of Rosenberg, Rich, Baker, Berman & Co., LLP for the audit of Seller’s financial statements.

11.4        Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Shareholders or to the Seller:

__________________

__________________

__________________

Facsimile: _________

if to the Seller:

__________________

__________________

Facsimile: _________

if to the Purchaser:

MTBC
7 Clyde Road
Somerset, NJ 08873
Attn: Christine Salimbene, Esq.
Facsimile: 732-964-9036

with a copy to:

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attn: Alison Newman
Facsimile: 212-210-9444

11.5        Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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11.6        Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.7        Completion of Exhibits, Schedules and Due Diligence. The parties acknowledge that certain exhibits and schedules to this Agreement are incomplete and that Purchaser is still in the process of performing due diligence relative to Seller’s Assets and business. The parties shall proceed with diligence and in good faith to complete all exhibits, schedules and Purchaser’s due diligence within thirty (30) days of the date hereof or such longer timeframe as mutually agreed upon by the parties in writing (“Completion Period”).

11.8        Governing Law; Venue.

(a)          This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New Jersey (without giving effect to principles of conflicts of laws).

(b)          Any legal action or other legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Somerset County, New Jersey. Each party to this Agreement:

(i)          expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Somerset County, New Jersey in connection with any such legal Proceeding;

(ii)         agrees that each state and federal court located in Somerset County, New Jersey shall be deemed to be a convenient forum; and

(iii)        agrees not to assert (by way of motion, as a defense or otherwise), in any such legal Proceeding commenced in any state or federal court located in Somerset County, New Jersey any claim that such party is not subject personally to the jurisdiction of such court, that such legal Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)          The Shareholders and the Seller agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Shareholders and the Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

(d)          Nothing in this Section 11.8 shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal Proceeding against the Shareholders or the Seller in any forum or jurisdiction.

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(e)          The Shareholders irrevocably constitute and appoint the Seller as their agent to receive service of process in connection with any legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

11.9        Successors And Assigns; Parties In Interest.

(a)          This Agreement shall be binding upon: the Seller and its successors and assigns (if any); each Shareholder and such Shareholder’s personal representatives, executors, administrators, estate, heirs, successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Shareholders; the Purchaser; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.

(b)          The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. Neither the Seller nor any Shareholder shall be permitted to assign any of his or its rights or delegate any of his or its obligations under this Agreement without the Purchaser’s prior written consent, which shall not be unreasonably withheld.

(c)          Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

11.10     Remedies Cumulative; Specific Performance.   The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Shareholders and the Seller agree that: (a) in the event of any Breach or threatened Breach by any Shareholder or the Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

11.11     Waiver.

(a)          No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

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(b)          No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12     Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser, the Seller and the Seller.

11.13     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.14     Entire Agreement.  The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

11.15     Knowledge.  For purposes of this Agreement, a Person shall be deemed to have “knowledge” of a particular fact or other matter if any Representative of such Person has knowledge of such fact or other matter.

11.16     Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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(d)          Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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The parties to this Agreement have caused this Agreement to be executed and delivered as of August 23, 2013.

Tekhealth Services, Inc.
a California corporation

By:	/s/ Rob Ramoji
Name: Rob Ramoji
Title: CEO

Professional Account Management, Inc.
a California corporation

By:	/s/ Rob Ramoji
Name: Rob Ramoji
Title: CEO

Practice Development Strategies, Inc.
a California corporation

By:	/s/ Rob Ramoji
Name: Rob Ramoji
Title: Chairman

Rob Ramoji
an Individual

/s/ Rob Ramoji
Rob Ramoji

CastleRock Solutions, Inc.
a California corporation

By:	/s/ Rob Ramoji
Name: Rob Ramoji
Title: President

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Medical Transcription Billing, Corp.,
a Delaware corporation

By:	/s/ Stephen A. Snyder
Name: Stephen A. Snyder
Title: President

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Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the business or assets of the Seller (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Seller, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller.

Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Assumed Contracts. “Assumed Contracts” shall mean all Medical Billing Agreements and all other Seller Contracts listed on Part 2.12 of the Disclosure Schedule unless identified as an excluded Contract on Part 2.12 of the Disclosure Schedule.

Best Efforts. “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

CERCLA. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

A-1

Customer Data. “Customer Data” shall mean all data maintained by or on behalf of Seller with respect to Seller’s customers and the patients of such customers, including all Personal Data and health care records of such patients, and medical insurance coverage and provider information relating to such patients.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Shareholders and the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” shall mean JPMorgan Chase Bank, N.A., as escrow agent under the Escrow Agreement.

Excluded Assets. “Excluded Assets” shall mean the assets identified on Exhibit __ (to the extent owned by the Seller on the Closing Date).

Federal Health Care Program. “Federal Health Care Program” shall mean any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by the United States government or any state health care program.

GAAP. “GAAP” shall mean generally accepted accounting principles.

A-2

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material. “Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

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Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

IPO Price. “IPO Price” means the price to the public reflected in the prospectus of the Purchaser relating to the IPO that is first filed by the Purchaser with the SEC pursuant to Rule 424(b) promulgated under the 1933 Act.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Medical Billing Agreement. “Medical Billing Agreement” shall mean each Contract pursuant to which the Seller provides Medical Billing Services to its customers.

Medical Billing Services. “Medical Billing Services” shall mean any and all actions relating to the management of a healthcare provider’s revenue cycle, including, without limitation, enrollment, credentialing, claims submission, claims follow-up, collections, eligibility verification, patient billing, revenue cycle analysis and consultation, together with the provision of related practice management services or products including, without limitation, electronic medical record software, office scheduling software, transcription services, coding services, medical collections and practice consultation.

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Minimum Revenue Amount. “Minimum Revenue Amount” shall mean the same as “Seller’s Revenue.”

Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)          such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

(b)          such action is taken in accordance with sound and prudent business practices;

(c)          such action is not required to be authorized by the shareholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and

(d)          such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Entities in the business of providing Medical Billing Services.

Payor. “Payor” shall mean any health maintenance organization, preferred provider organization, other prepaid plan, health care service plan, or worker’s compensation or personal injury program or plan, including any Governmental Body under any Legal Requirement or any person acting on behalf of a third party payor, responsible for making payments for healthcare products or services on behalf of another Person.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the Agreement through the Closing Date.

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Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, Proceeding (including any civil, criminal, administrative, investigative or appellate Proceeding and any informal Proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Representatives. “Representatives” shall mean officers, directors, managers, employees, agents, attorneys, accountants, advisors and representatives.

Revenue Shortfall Amount. “Revenue Shortfall Amount” means the amount (if any) by which Minimum Revenue Amount exceeds Achieved Revenue for the Revenue Measurement Period.

Revenue Increase Amount. “Revenue Increase Amount” means the amount (if any) by which Achieved Revenue for the Revenue Measurement Period exceeds the Minimum Revenue Amount.Revenue Measurement Period. “Revenue Measurement Period” means the period of 12 calendar months beginning on the first day of the calendar month following the month in which the Closing occurs.

Seller Affiliate. “Seller Affiliate” shall mean any Person under common control with the Seller within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Seller Contract. “Seller Contract” shall mean any Medical Billing Agreement and each other Contract: (a) to which the Seller is a party; (b) by which the Seller or any of its assets is or may become bound or under which the Seller has, or may become subject to, any obligation; or (c) under which the Seller has or may acquire any right or interest.

Seller Employee. “Seller Employee” shall mean any current or former employee, independent contractor or director of the Seller or any Seller Affiliate.

Seller Employee Plan. “Seller Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Seller Affiliate for the benefit of any Seller Employee, or with respect to which the Seller or any Seller Affiliate has or may have any liability or obligation.

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Seller IP. “Seller IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Seller Products or methods or processes used or incorporated in the Seller Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Seller.

Seller IP Contract. “Seller IP Contract” shall mean any Contract to which the Seller is a party or by which the Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property developed by, with, or for the Seller.

Seller Pension Plan. “Seller Pension Plan” shall mean each Seller Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Seller Product. “Seller Product” shall mean any product or service designed, developed, marketed, distributed, provided, licensed, or sold at any time by the Seller.

Seller’s Revenue. “Seller’s Revenue” shall mean the revenue earned by Seller for all Customers in good standing on the Closing Date for the trailing four quarters ending as of the date of the most recent balance sheet included in the Registration Statement declared effective by the SEC.

Target Company Agreements. “Target Company Agreements” shall mean the agreements for the purchase of the assets of, or any business combination agreement with, the Target Companies.

Target IPO Price. “Target IPO Price” shall mean a share price of ten dollars per share with a valuation based on a combined aggregate valuation of the Purchaser and the Target Companies equal to three times the aggregate revenues of the Purchaser and the Target Companies over the trailing four quarters ending as of the date of the most recent balance sheet included in the Registration Statement declared effective by the SEC.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

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Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the Escrow Agreement; (c) the Assumption Agreement; (d) the Transition Services and Leaseback Agreement; and (e) the Closing Certificate.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Assumption Agreement; and (iii) the performance by the Seller, the Shareholders and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller, the Shareholders and the Purchaser of their respective rights under the Transactional Agreements.

Transition Services and Leaseback Agreement. “Transition Services and Leaseback Agreement” shall mean the Employee, Office Space and Equipment Lease Agreement to be entered into by the Purchaser and the Seller on the Closing Date, in the form of Exhibit __.

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